EXHIBIT 10.3

                         STORAGE TECHNOLOGY CORPORATION

                     PERFORMANCE-BASED INCENTIVE BONUS PLAN
                        (Effective as of January 1, 1999)

1.       PURPOSE

         The purpose of the Plan is to motivate and retain eligible employees for achievement of goals relating to the performance of the Company and, or its business units or segments. The Plan is designed to ensure that the annual bonus paid hereunder to officers of the Company is deductible under Section 162(m) of the Internal Revenue Code (the "Code"), and the regulations thereunder ("Section 162(m)").

2.       COVERED INDIVIDUALS

         Participation in the Plan is determined annually in the discretion of the Committee. In selecting participants for the Plan, the Committee will select officers of the Company and its subsidiaries who are likely to have a significant impact on the performance of the Company.

3.       ADMINISTRATION OF THE PLAN

         The Plan will be administered by the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of the Company. The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Section 162(m) of the Code.

4.       MAXIMUM BONUS AND PERFORMANCE GOALS

         The annual bonus will be paid in cash, or in shares of the Company's Common Stock (including restricted stock) or Common Stock equivalents, in lieu of cash, as the Committee, in its sole discretion, may determine from time to time. For each fiscal year, the Committee will establish: (a) the award levels for the participants, (b) the performance goals which must be achieved in order for a participant to be paid an award at specified level, and (c) the formula for determining actual awards, using the performance measures as variables.

         Each participant's potential bonus award will be stated as a percentage of his or her annual base salary. Base salary will be the participant's annual salary rate on the last day of the fiscal year.

         The Committee may use one or more of the following performance measures in establishing performance goals for any participant for any fiscal year: (i) net after-tax income; (ii) total annual revenue; (iii) earnings per share; (iv) stockholder value add objectives; (v) customer satisfaction objectives; (vi) product and solution development and introduction time; (vii) return on equity;
(viii) return on assets; (ix) market penetration; (x) product and services quality and reliability measurements; (xi) employee development and training objectives; (xii) operating expenses; (xiii) product sales margins; (xiv) operating profit; (xv) employee satisfaction objectives; and (xvi) individual performance objectives. The Committee may select performance goals that differ from participant to participant and may select performance goals that apply on a corporate basis, or business unit or segment basis.

         No bonus in excess of $3 million will be paid to any one officer pursuant to the Plan. The Committee may reduce or entirely eliminate all bonus payments under the Plan for any year, or any participant's bonus for any year in its sole discretion.

5.       PAYMENT OF BONUS

         No bonus will be paid unless and until the Committee has certified in writing that the performance goals have been satisfied. The payment of a bonus for any given fiscal year requires that the participant be on the Company's payroll as of the date that the Committee determines that the performance goals were achieved as to all participants in the Plan. However, the Committee may make exceptions to this requirement in the case of death, retirement, or disability, or such other circumstances as the Committee may determine.

6.       AMENDMENT AND TERMINATION

         The Committee reserves the right to amend or terminate the Plan at any time without stockholder approval, except to the extent stockholder approval may be required to ensure the Plan's qualification under Section 162(m) of the Code, as in effect from time to time.